Exhibit 23(l)

                             SUBSCRIPTION AGREEMENT


                                                                    July 8, 1999

The RISA Investment Trust
225 South 15th Street, Suite 930
Philadelphia, PA 19102

Gentlemen:

     RISA Investment Advisers, LLC hereby agrees to purchase 10,000 shares of beneficial interest (the "Shares") of The RISA Investment Trust (the "Trust") at $10.00 per share for an aggregate purchase price of $100,000. The Trust, by its acknowledgment below, acknowledges receipt of funds in the amount of $100,000 in full payment of the Shares.

     RISA Investment Advisers, LLC further advises that in making this purchase, which represents the initial capital of The RISA Investment Trust, such purchase is for investment purposes only and without any present intention of further distributing such shares or presenting them for redemption or repurchase.


                                            Sincerely,

                                            RISA INVESTMENT ADVISERS, LLC

                                            By: /s/ O. Sam Folin
                                                -------------------------
                                                Name:  O. Sam Folin
                                                Title: Managing Director

Attest:

The RISA Investment Trust


By: /s/ Oliver St. C. Franklin
    -----------------------------
    Name:  Oliver St. C. Franklin
    Title: Chairman